UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Galera Therapeutics, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

36338D108

(CUSIP Number)

December 31, 2019

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36338D108	13G	Page 2 of 20

1.	Name of Reporting Persons: Clarus IV-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 542,555
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 542,555
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 542,555
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 3 of 20

1.	Name of Reporting Persons: Clarus IV-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 353,661
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 353,661
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 353,661
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 4 of 20

1.	Name of Reporting Persons: Clarus IV-C, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 652,324
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 652,324
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 652,324
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 5 of 20

1.	Name of Reporting Persons: Clarus IV-D, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 130,444
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 130,444
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 130,444
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 6 of 20

1.	Name of Reporting Persons: Clarus IV GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,678,984
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,678,984
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,678,984
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 7 of 20

1.	Name of Reporting Persons: Blackstone Clarus GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,678,984
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,678,984
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,678,984
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 8 of 20

1.	Name of Reporting Persons: Blackstone Clarus GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,678,984
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,678,984
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,678,984
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 36338D108	13G	Page 9 of 20

1.	Name of Reporting Persons: Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,678,984
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,678,984
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,678,984
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 36338D108	13G	Page 10 of 20

1.	Name of Reporting Persons: Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,678,984
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,678,984
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,678,984
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 36338D108	13G	Page 11 of 20

1.	Name of Reporting Persons: The Blackstone Group Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,680,632
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,680,632
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,680,632
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 36338D108	13G	Page 12 of 20

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,680,632
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,680,632
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,680,632
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 36338D108	13G	Page 13 of 20

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,680,632
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,680,632
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,680,632
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.8%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Galera Therapeutics, Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

2 W Liberty Blvd #100

Malvern, Pennsylvania 19355

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Clarus IV-A, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(ii)	Clarus IV-B, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(iii)	Clarus IV-C, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(iv)	Clarus IV-D, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(v)	Clarus IV GP, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(vi)	Blackstone Clarus GP L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Clarus GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Holdings II L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Holdings I/II GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Clarus IV-A, L.P., Clarus IV-B, L.P., Clarus IV-C, L.P. and Clarus IV-D, L.P. (collectively, the “Clarus Funds”) directly hold the securities reported herein.

The general partner of each of the Clarus Funds is Clarus IV GP, L.P. The general partner of Clarus IV GP, L.P. is Blackstone Clarus GP L.P. The general partner of Blackstone Clarus GP L.P. is Blackstone Clarus GP L.L.C. The sole member of Blackstone Clarus GP L.L.C. is Blackstone Holdings II L.P. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the shares of Common Stock (as defined below) beneficially owned by the Clarus Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Clarus Funds to the extent they directly hold Common Stock) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

36338D108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 24,807,789 shares of Common Stock outstanding as of December 9, 2019, as reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 10, 2019. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

Clarus IV-A, L.P. directly holds 542,555 shares of Common Stock, Clarus IV-B, L.P. directly holds 353,661 shares of Common Stock, Clarus IV-C, L.P. directly holds 652,324 shares of Common Stock and Clarus IV-D, L.P. directly holds 130,444 shares of Common Stock.

Additionally, on November 6, 2019, Emmett Cunningham, an employee of The Blackstone Group Inc. or one of its affiliates (“Blackstone”) and a member of the Issuer’s board of directors, was granted 19,776 stock options as compensation for serving as a director of the Issuer. These options vest in 36 substantially equal monthly installments following the date of grant. Pursuant to arrangements between Mr. Cunningham and Blackstone, Mr. Cunningham is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises. As of December 31, 2019, Blackstone may be deemed to beneficially own an additional 1,648 shares of Common Stock representing the aggregate amount of shares underlying such options that were vested as of such date and which were scheduled to vest within 60 days thereof.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Ordinary Shares listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

CLARUS IV-A, L.P.
By: Clarus IV GP, L.P., its general partner
By: Blackstone Clarus GP L.P., its general partner
By: Blackstone Clarus GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CLARUS IV-B, L.P.
By: Clarus IV GP, L.P., its general partner
By: Blackstone Clarus GP L.P., its general partner
By: Blackstone Clarus GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CLARUS IV-C, L.P.
By: Clarus IV GP, L.P., its general partner
By: Blackstone Clarus GP L.P., its general partner
By: Blackstone Clarus GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CLARUS IV-D, L.P.
By: Clarus IV GP, L.P., its general partner
By: Blackstone Clarus GP L.P., its general partner
By: Blackstone Clarus GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CLARUS IV GP, L.P.
By: Blackstone Clarus GP L.P., its general partner
By: Blackstone Clarus GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Galera Therapeutics, Inc. - Schedule 13G]

BLACKSTONE CLARUS GP L.P.
By: Blackstone Clarus GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CLARUS GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Galera Therapeutics, Inc. - Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2020, among the Reporting Persons (filed herewith).